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Exhibit B-3

	WEST OHIO GAS COMPANY


	Shareholder Action Taken by Written Consent of Consolidated Natural Gas Company, Sole Shareholder of
	West Ohio Gas Company
	Effective ________________, 1996


	Pursuant to the authority contained in Section 1701.54 of the General Corporation Law of the State of Ohio and Section
4.01 of the by-laws of West Ohio Gas Company, an Ohio corporation, Consolidated Natural Gas Company, a Delaware corporation and the holder of all the outstanding stock of West Ohio Gas Company, does hereby consent to and adopt the following Resolutions in writing, without meeting:

	RESOLVED, that the Agreement and Plan of Merger (the
"Agreement") between the Corporation and The East
Ohio Gas Company ("EOG") in the form attached hereto and incorporated herein by reference, pursuant to which the Corporation will be merged into EOG, each of the outstanding shares of Capital Stock of the Corporation will be cancelled and extinguished, and each of the outstanding shares of Capital Stock of EOG will remain as are issued and outstanding share of EOG Capital Stock, all as set forth in the Agreement, is in all respects authorized and approved, and that the President or any Vice
President and the Secretary or any Assistant
Secretary of the Corporation be and they hereby are authorized for and on behalf of the Corporation to sign the Agreement substantially in such form with such changes as the officers executing such Agreement shall approve, such approval to be conclusively evidenced by the execution thereof.

	RESOLVED, that the proper officers of the Corporation be and they hereby are authorized to execute and deliver all such documents and instruments and to take all such other actions as they may deem necessary or advisable in order to carry out and effectuate the purposes of the foregoing resolution.

						CONSOLIDATED NATURAL GAS COMPANY



						By______________________________
						  George A. Davidson, Jr.
						  Chairman of the Board